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                          CERTIFICATE OF DESIGNATION OF
               THE POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF
                         THE SERIES A PREFERRED STOCK OF
                        MEDICAL TECHNOLOGY SYSTEMS, INC.

                          Pursuant to the provisions of
             Section 151(g) of the Delaware General Corporation Law

     Medical Technology Systems, Inc., a company organized and existing under the laws of Delaware (the "Corporation"), certifies that the Corporation's Board of Directors, by written consent, adopted the following resolution:

                    A RESOLUTION OF THE BOARD OF DIRECTORS OF
                        MEDICAL TECHNOLOGY SYSTEMS, INC.
                            CREATING AND AUTHORIZING
                    A SERIES OF PREFERRED STOCK DESIGNATED AS
                            SERIES A PREFERRED STOCK
                         AND FIXING AND DETERMINING THE
                     RELATIVE RIGHTS AND PREFERENCES THEREOF

     RESOLVED, pursuant to the authority expressly granted by the provisions of the Certificate of Incorporation of Medical Technology Systems, Inc., a Delaware corporation (the "Corporation"), the Corporation's Board of Directors (the "Board") creates and authorizes the issuance of a series of preferred stock, designated as the Series A Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"), to consist of 10,000 shares, plus any additional shares that may be issued in payment of dividends on the Series A Preferred Stock, and fixes the designation, dividend rights, voting powers, rights on liquidation or dissolution, conversion rights and other preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of such series (in addition to any attributes set forth in the Corporation's Certificate of Incorporation that are applicable to all series of the Corporation's preferred stock) as follows:

     1. Number of Shares. The series of Preferred Stock designated and known as Series A Convertible Participating Preferred Stock (the "Series A Preferred Stock") shall consist of 10,000 shares, plus any additional shares that may be issued in payment of dividends on the Series A Preferred Stock in accordance with Section 3.

     2. Voting. Except as may be otherwise provided in these terms of the Series A Preferred Stock or by law, the Series A Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to, actions amending the certificate of incorporation of the Corporation to increase or decrease the number of authorized shares of Common Stock. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible.

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     3.  Dividends.  Subject to the terms of the  Intercreditor  Agreement,  the holders of each outstanding share of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends, payable on the last day of each March, June, September and December, beginning September 30, 2002, at the rate per annum of $110.00 per share. Dividends shall accrue from day to day from the date of issuance of each share of Series A Preferred Stock, whether or not earned or declared, and shall be cumulative. Dividends shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Each dividend on the Series A Preferred Stock shall be paid in cash or, if the Corporation shall so elect, in additional shares of Series A Preferred Stock (including fractional shares to the third decimal place), with each share of Series A Preferred Stock in which a dividend is being paid valued at $1,000 per share.

     4. Liquidation.

          (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall first be entitled to be paid, before any distribution or payment is made upon the Common Stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock as to participation in distributions on liquidation, distribution or winding up ("Liquidation Junior Stock"), the greater of -

               (1) $1,000 per share, plus all dividends accrued and unpaid at the date of payment, whether or not declared, or

               (2) the amount the holder of shares of Series A Preferred Stock would have received had such holder converted such shares to Common Stock immediately prior to such liquidation, distribution or winding up of the Corporation.

If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock of the full amounts to which they are entitled, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the full amounts to which they are entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled, the remaining net assets of the Corporation available for distribution shall be distributed among the holders of Liquidation Junior Stock (including the Common Stock) according to the preferences and priorities applicable to each.

          (b) Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the payments to be made with respect to each share of Series A Preferred Stock and the place where such payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

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          (c)  Certain  Transactions  to  Constitute  Liquidation,  etc.  Unless
     otherwise agreed to by the holders of a majority of the then outstanding shares of Series A Preferred Stock, the following shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section: (1) any consolidation or merger of the Corporation into or with any other entity or entities (other than a merger solely to reincorporate the Corporation in a different jurisdiction or a merger with a Wholly-Owned Subsidiary of the Corporation); or (2) the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all of the assets of the Corporation and its Subsidiaries (on a consolidated basis).

     5. Restrictions. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Corporation's certificate of incorporation, and in addition to any other vote required by law or the Corporation's certificate of incorporation, without the approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not --

          (a) Create or authorize the creation of any additional class or series of shares of stock (other than stock that is Liquidation Junior Stock and ranks junior to the Series A Preferred Stock as to the payment of dividends ("Dividend Junior Stock")) or increase the authorized amount of the Series A Preferred Stock or increase the authorized amount of any additional class or series of shares of stock (other than stock that is Liquidation Junior Stock and Dividend Junior Stock, or create or authorize any obligation or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of stock (other than stock that is Liquidation Junior Stock and Dividend Junior Stock), whether any such creation, authorization or increase shall be by means of amendment to the certificate of incorporation or by merger, consolidation or otherwise.

          (b) Create, incur or suffer to exist any indebtedness that (1) is subordinated by its express terms to any other indebtedness of the Corporation and (2) either (A) is a Convertible Security, or (B) is issued with Options (whether or not detachable), or (C) has an equity feature. For this purpose, indebtedness is not "subordinated" solely by reason of being unsecured. This subsection (b) does not apply to the Corporation's 14% Senior Subordinated Notes issued pursuant to the same Securities Purchase Agreement pursuant to which the Series A Preferred Stock is issued.

          (c) Consent to any liquidation, dissolution or winding up of the Corporation, or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets, or initiate any recapitalization, reorganization or proceeding under any federal or state bankruptcy law or similar law.

          (d) Amend its certificate of incorporation or by-laws in any manner that adversely affects the rights of the holders of Series A Preferred Stock.

          (e) Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock (other than the Series A Preferred Stock), except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, or permit any Subsidiary of the Corporation to do so.

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          (f)  Redeem or  otherwise  acquire  any  shares of Series A  Preferred
     Stock, or permit any subsidiary of the Corporation to do so, except pursuant to a purchase offer made pro rata to all holders of Series A Preferred Stock on the basis of the aggregate number of outstanding shares of Series A Preferred Stock then held by each such holder.

          (g) Permit the Corporation's board of directors to have more or fewer than five members; permit more than two of the Corporation's directors to be officers or employees of the Corporation or any of its affiliates; or permit the Corporation's board of directors not to have (1) an audit committee, the composition of which complies with the rules of the Nasdaq Stock Market, and (2) a compensation committee, a majority of the members of which are not officers or employees of the Corporation or any of its affiliates.

     6. Reporting and Information Requirements

          (a) For so long as any of the Series A Preferred Stock is outstanding, the Corporation will permit any representatives designated by the holders of a majority of the outstanding shares of Series A Preferred Stock, during normal business hours and upon reasonable notice to (1) visit and inspect any of the properties of the Corporation and its Subsidiaries, (2) examine the corporate and financial records of the Corporation and its Subsidiaries and make copies thereof or extracts therefrom and (3) discuss the affairs, finances and accounts of any such companies with the directors, officers, key employees and independent accountants of the Corporation and its Subsidiaries; provided, that in no event shall such inspection impede or interrupt the normal business operations of the Corporation. The Corporation will reimburse the holders of the Series A Preferred Stock for their reasonable expenses (including travel) incurred under the preceding sentence for not more than one such examination per year. The presentation of an executed copy of these terms by the holders of a majority of the outstanding shares of Series A Preferred Stock to the Corporation's independent accountants will constitute the Corporation's permission to its independent accountants to participate in discussions with such persons. The holders of Series A Preferred Stock and their designated representative shall maintain the confidentiality of any confidential and Proprietary Information so obtained by them or obtained by any board observer which is not otherwise available from other sources that are free from similar restrictions; provided, however, that the foregoing shall in no way limit or otherwise restrict the ability of the holders of Series A Preferred Stock or such authorized representatives to disclose any such information concerning the Corporation which they may be required to disclose (i) to their partners to the extent required to satisfy their fiduciary obligations to such persons (so long as the partners agree to be bound by the confidentiality provisions hereof), or (ii) otherwise as required by law. The holders of the Series A Preferred Stock (i) acknowledge that they may, from time to time, be in possession of non-public information as a result of the information regarding the Corporation granted to them hereunder, and (ii) agree not to trade in the securities of the Corporation while in possession of any material, non-public information in violation of applicable law.

          (b) For so long as any of the Series A Preferred Stock is outstanding, the Corporation will furnish each Holder with the following:

               (i) As soon as practicable, and in any case within thirty (30) days after the end of each calendar month, the monthly management reporting package in the form customarily prepared by the Corporation from time to time, but minimally including (A) an unaudited balance

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          sheet as of the last day of such month, (B) an unaudited  statement of income for such month, together with a cumulative statement of income from the first day of the then current fiscal year to the last day of such month, and (C) a statement of cash flows for such month, and a
          comparison   between  the  actual  figures  for  such  month  and  the
          comparable figures (with respect to clauses (A) and (B) only) for the prior year period along with management commentary. The foregoing financial statements shall be accompanied by an Officers' Certificate to the effect that such statements fairly present in all material
          respects  the  financial   position  and  financial   results  of  the
          Corporation for the fiscal period covered, qualified by the fact that the Corporation may need to make adjustments to the foregoing figures as determined by the Corporation's auditors in accordance with generally accepted accounting procedures.

               (ii) As soon as practicable and in any event within 90 days after the end of each fiscal year commencing with the fiscal year ending March 31, 2002, an annual independent certified audit prepared by nationally recognized certified public accountants.

               (iii) Not later than the beginning of each fiscal year, an annual
          operating  plan  with  budget  for  the  Corporation,   including  the
          Corporation's capital budget, for the coming fiscal year.

               (iv) Promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Corporation's operations and financial affairs given to the Corporation by its independent accountants (and not otherwise contained in other materials provided pursuant to this
          Section 7.2).

               (v) Within fifteen days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Corporation sends to its shareholders and/or lenders and copies of all registration statements and all regular, special or periodic reports which it files, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Corporation to the public concerning material developments in the Corporation's business.

               (vi) From time to time upon request of any Holder, such other information as the Corporation is required by law to furnish to any stockholder on request.

          (c) The holders of a majority of the outstanding Series A Preferred Stock have the right (so long as the outstanding Series A Preferred Stock represents at least one-half of the shares of Series A Preferred Stock initially issued under the Purchase Agreement) to appoint one observer who shall have the right to attend all meetings of the board of directors of the Corporation and all committee meetings of such board; provided, however, that, so long as the holders of the Series A Preferred Stock, the Notes or the Warrants shall have the right to appoint such an observer, all shall appoint the same observer, the identity of which will be determined
     (i) by the requisite holders of the Notes until the principal and interest of the Notes are repaid in full, (ii) thereafter, by the holders of a

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     majority of the outstanding Warrants, and (iii) thereafter,  by the holders of the majority of the issued and outstanding Series A Preferred Stock. Notwithstanding anything to the contrary, the Corporation shall be entitled to exclude such observer from any board discussions (and withhold any related materials) materially affecting the relationship of the Corporation or any of its Subsidiaries to any holder of Series A Preferred Stock, the Warrants or the Notes.

          (d) If for any period the Corporation shall have any Subsidiary or Subsidiaries, then in respect of such period the financial statements delivered pursuant to subsections (i) and (ii) of Section 6(b) shall include consolidating (unaudited) and consolidated financial statements of the Corporation and its Subsidiaries.

     7. Conversion. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

          (a) Right to Convert. Subject to the terms and conditions of this Section, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Preferred Stock) into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the product obtained by multiplying the number of shares of Series A Preferred Stock to be converted by $1,000 by (ii) $2.36 (such amount, as adjusted from time to time pursuant to Section 8, being referred to as the "Conversion Price"). Such right of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with addresses) in which the certificate or certificates for shares of Common Stock shall be issued.

          (b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subsection (a) and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

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          (c) Fractional Shares; Dividends;  Partial Conversion. The Corporation
     shall not be required to issue fractional shares of Common Stock on conversion of the Series A Preferred Stock, but it may elect to do so, and if fractional shares are so issued, the Corporation need not carry the fraction to more than three decimal places. In lieu of issuing fractions, or smaller fractions, of a share, the Corporation may (subject to the Intercreditor Agreement) pay the holder cash equal to the product of (1) any fraction of a share of Common Stock otherwise issuable and (2) the Market Price of a share of Common Stock. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection (a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of such Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

          (d) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series A Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the applicable Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the certificate of incorporation, as amended.

          (e) No Reissuance of Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

          (f) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

          (g) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

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                                       8

          (h) Mandatory Conversion. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock for the account of the Corporation pursuant to an effective registration statement under the Securities Act of 1933 in which (1) the proceeds to the Corporation (net of underwriting discounts and commissions and offering expenses) shall be at least $35,000,000 and (2) the price per share paid by the public for such shares shall be at least $8.00 per share, then effective immediately before the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Series A Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section. Holders of shares of Series A Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subsection (c). Until such time as a holder of shares of Series A Preferred Stock shall surrender its certificates therefor as provided above, such certificates shall be deemed to solely represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

     8. Dilution Adjustments to and Related Provisions.

     The number of shares of Common Stock into which the Series A Preferred Stock shall be convertible and the Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events, as provided in this Section. For purposes of this Section, "Common Stock" means the Common Stock (as defined in Section 11) and any other stock of the Corporation, however designated, that has the right to participate in any distribution of the assets or earnings of the Corporation without limit as to per share amount.

          (a) Adjustment for Change in Capital Stock. If at any time after the date hereof, the Corporation:

               (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

               (2) subdivides its outstanding shares of Common Stock into a greater number of shares;

               (3) combines its outstanding shares of Common Stock into a smaller number of shares;

               (4) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

               (5) issues by reclassification of its Common Stock any shares of its capital stock;

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                                       9


then the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Conversion Price, as in effect immediately prior to such action, shall be adjusted so that the holders may receive upon conversion of the Series A Preferred Stock the number of shares of capital stock of the Corporation which the holders would have owned immediately following such action if the holders had converted the Series A Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If after an adjustment a holder of Series A Preferred Stock upon conversion may receive shares of two or more classes or series of capital stock of the Corporation, the Corporation shall determine the allocation of the adjusted Conversion Price between the classes or series of capital stock. After such allocation, the exercise privilege and the Conversion Price of each class or series of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) Adjustment for Common Stock Issuances. If at any time after the date of this Agreement the Corporation issues (other than in an Exempt Issuance or in a transaction described in subsection (a) or (e)) shares of Common Stock for a consideration per share less than the Market Price, determined as of the date of issuance of such shares, the Conversion Price shall be reduced in accordance with the following formula:

                                           P
                                 O  +   -------
                                           M
                CP9 =  CP  x    ------------------------
                                           O9

where:         CP9  =  the adjusted Conversion Price;

               CP   =  the then current Conversion Price;

               O    =  the number of shares of Common Stock outstanding
                       immediately prior to the issuance of such additional shares;

               P    =  the aggregate consideration received for the issuance
                       of such additional shares;

               M    =  the Market Price, determined as of the date of issuance of such shares; and

               O9   =  the number of shares of Common Stock outstanding
                       immediately after the issuance of such additional shares.

The adjustment shall be made successively whenever any such issuance occurs, and shall become effective immediately after such issuance.

          (c) Adjustment for Convertible Securities Issuance. If at any time after the date hereof the Corporation issues (other than in an Exempt Issuance or in a transaction described in subsection (a)) any Convertible Securities for an aggregate consideration which, when added to the aggregate consideration payable for the number of shares of Common Stock initially deliverable upon conversion, exchange or exercise of such Convertible Securities, is less than the product of such number of shares of Common Stock and the Market Price, determined as of the date of issuance of such Convertible Securities, the Conversion Price shall be reduced in accordance with the following formula:

                                                  P
                                        O  +   -------
                                                  M
                        CP9 =  CP  x  ------------------------
                                               O  +  C

where:           CP9 =  the adjusted Conversion Price.

                 CP  =  the then current Conversion Price;

                 O   =  the number of shares of Common Stock outstanding
                        immediately prior to the issuance of such Convertible Securities;

                 P   =  the sum of the aggregate consideration received for
                        the issuance of such Convertible Securities plus the additional consideration, if any, payable upon conversion, exchange or exercise of such Convertible
                        Securities at the initial conversion, exchange or exercise rate;

                 M   =  the Market Price, determined as of the date of issuance of such Convertible Securities; and

                 C   =  the maximum number of shares deliverable upon
                        conversion, exchange or exercise of such Convertible
                        Securities at the initial conversion, exchange or exercise rate.

     The adjustment shall be made successively whenever any such issuance occurs, and shall become effective immediately after such issuance. If all of the Common Stock deliverable upon conversion, exchange or exercise of such Convertible Securities has not been issued when such Convertible Securities are no longer outstanding, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion, exchange or exercise of such Convertible Securities.

          (d) Adjustment for Rights Issue. If at any time after the date hereof the Corporation distributes any rights, options or warrants to all holders of its Common Stock entitling them for a period expiring within 60 days after the record date mentioned below to purchase shares of Common Stock or Convertible Securities at a price per share (or with an initial conversion, exchange or exercise price per share) less than the Market Price per share on that record date, the Conversion Price shall be reduced in accordance with the following formula:

                                       N x P
                                O + ---------
                                         M
                 CP9  =  CP x  ------------------
                                      O  +  N

 where:      CP9  =  the adjusted Conversion Price;

             CP   =  the then current Conversion Price;

             O    =  the number of shares of Common Stock outstanding on the record date;

             N    =  the number of additional shares of Common Stock covered by the rights, options, warrants or Convertible Securities;

             P    =  the offering price per share (including the initial
                     conversion, exchange or exercise price, in the case of Convertible Securities) of the additional shares; and

             M    =  the Market Price determined as of the record date.

     The adjustment pursuant to this subsection shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Conversion Price shall be immediately readjusted to what it would have been if "N" in the above formula had been the number of shares actually issued.

          (e) Adjustment for Distribution on or Purchase or Redemption of Common Stock. If at any time after the date hereof the Corporation or any Subsidiary of the Corporation (1) distributes to the holders of Common Stock any of the assets (including cash), debt securities, preferred stock, or rights to purchase debt securities, preferred stock or common stock of the Corporation or any of its Subsidiaries, or (2) redeems, purchases or otherwise acquires for value any shares of Common Stock, the Conversion Price shall be reduced in accordance with the following formula:


                                  (M x O) - F
                CP9  =  CP x  --------------------
                                   M x (O - N)

where:        CP9  =  the adjusted Conversion Price;

              CP   =  the then current Conversion Price;

              M    =  the Market Price determined as of the date on which
                      the distribution, redemption, purchase or acquisition occurs;

              O    =  the number of shares of Common Stock outstanding
                      immediately before the distribution, redemption, purchase or acquisition;

              F    =  the aggregate amount of cash plus the Fair Market
                      Value of the aggregate non-cash consideration or securities distributed to holders of Common Stock or paid for all shares of Common Stock so redeemed,
                      purchased or acquired; and

              N    =  the number of shares of Common Stock so redeemed,
                      purchased or acquired.

     No adjustment shall be required under this subsection on account of the first $50,000 paid by the Corporation after the date hereof to acquire odd lots (less than 100 shares) of Common Stock.

          (f) No Increase in Conversion Price. In no event shall any adjustment made pursuant to subsection (b), (c), (d) or (e) increase the Conversion Price.

          (g) Adjustment in Number of Conversion Shares. Upon each adjustment in the Conversion Price pursuant to any provision of this Section, the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be adjusted, to the nearest one hundredth of a whole share, to the product obtained by multiplying the number of shares into which the Series A Preferred Stock is convertible immediately prior to such adjustment in the Conversion Price by a fraction, the numerator of which shall be the Conversion Price immediately prior to such adjustment and the denominator of which shall be the Conversion Price in effect immediately thereafter, determined without reference to subsection (k). All calculations under this Section shall be made to the nearest ten-thousandth of a cent and to the nearest hundredth of a share.

          (h) Deferral of De Minimis Adjustments. No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least one percent in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any later adjustment.

          (i) Consideration Received. In any calculation of consideration received for purposes of this Section, the following shall apply:

               (1) in the case of the issuance of shares of Common Stock or Convertible Securities for cash, the consideration shall be the amount of such cash, before deduction for commissions, discounts and other expenses of the issuance; and

               (2) in the case of the issuance of shares of Common Stock or Convertible Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof.

          (j) When No Adjustment Required. No adjustment need be made for a change in the par value, or from par value to no par value, or from no par value to par value, of the Common Stock. To the extent the holders become entitled to receive cash upon exercise of the Warrants, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

          (k) Par Value. Notwithstanding any other provision of this Section, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value. However, in applying subsection (g), the "Conversion Price in effect immediately thereafter" shall be determined without regard to this subsection.

     (l) Notice of Certain Transactions. If:

          (1) the Corporation takes any action that would require an adjustment in the Conversion Price pursuant to this Section,

          (2) there is a liquidation or dissolution of the Corporation, or

          (3) a Liquidity Event occurs,

          the Corporation shall mail to holders of Series A Preferred Stock a notice describing the event and stating applicable record date or, if there is no record date, the effective date. The Corporation shall mail the notice at least 30 days before such date if practicable, but in any event not less than ten days before the time the holders of Series A Preferred Stock would be required to convert their Series A Preferred Stock in order to participate in the transaction on the same basis as holders of Common Stock. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

          Whenever the Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be adjusted pursuant to this Section, the Corporation shall as soon as practicable prepare a certificate signed by its President or a Vice President setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which the adjustment was calculated, the Market Price (if applicable), and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock after giving effect to such adjustment, and shall as soon as practicable cause copies of such certificate to be mailed (by first class, postage prepaid) to the registered holders of the Series A Preferred Stock.

     (m) Reorganization of the Corporation.

          If the Corporation consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person (other than one of its Wholly-Owned Subsidiaries), upon consummation of such transaction the Series A Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets which the holder of Series A Preferred Stock would have owned immediately after the consolidation, merger, transfer or lease if the holder had converted the Series A Preferred Stock immediately before the record date (or, if none, the effective date) of the transaction.

          Notwithstanding the preceding paragraph, in the case of any merger, reverse stock split, or other transaction in which the Common Stock shall be converted into the right to receive a consideration consisting solely of cash, then each holder of Series A Preferred Stock, without having to take any action other than the surrendering of such Series A Preferred Stock to the Corporation, shall receive the amount by such holder if it had converted its Series A Preferred Stock immediately before the record date, or, if none, the effective date of such transaction.

          If this subsection applies, subsections (a), (b), (c), (d) and (e) do not apply.

          (n) Violation of Other Provisions. Nothing in this Section shall be deemed to waive any restriction on the Corporation set forth elsewhere herein.

     9. No Impairment. The Corporation will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (1) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock on the conversion of the Series A Preferred Stock from time to time outstanding and (2) will not take any action which results in any adjustment of the Conversion Price if the total number of Series A Preferred Stock shares of Common Stock issuable after the action upon the conversion of all of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's certificate of incorporation and available for the purposes of issue upon such exercise.

     10. Pre-emptive Rights.

          (a) Except as provided in subsection (b), the Holders shall have pre-emptive rights with respect to the issuance by the Corporation of any of its securities, and the Corporation shall, prior to any proposed issuance by the Corporation of any of its securities, offer to each Holder by written notice the right, for a period of 15 Business Days, to purchase, for cash at an amount equal to the price or other consideration for which such securities are proposed to be issued, the portion of the securities proposed to be issued determined by dividing the number of shares of Common Stock into which the Series A Preferred Stock is then convertible by the number of shares of Common Stock then outstanding (treating as outstanding for this purpose all shares of Common Stock issuable on exercise, conversion or exchange of outstanding Convertible Securities).

          (b) Subsection (a) shall not apply (1) to debt securities that are neither Convertible Securities nor issued as part of a transaction that includes equity securities or Convertible Securities; or (2) to securities issued (A) pursuant to an Exempt Issuance, (B) as consideration for the acquisition from an unaffiliated third party of all or part of another business (whether by purchase of stock or assets or otherwise), or (C) in a transaction described in Section 8(a).

          (c) The Corporation's written notice to the Holders shall describe the securities proposed to be issued by the Corporation and specify the number, price and payment terms. Each Holder may accept the Corporation's offer as to the full number of securities covered by subsection (a) or any lesser number, by written notice thereof given by it to the Corporation and to the other Holders prior to the expiration of the aforesaid 15 Business Day period, in which event the Corporation shall promptly sell and each Holder shall buy, upon the terms specified, the number of securities agreed to be purchased by such Holder. The Corporation shall be free at any time prior to 120 days after the date of its notice of offer to the Holders, to offer and sell to any third party or parties the securities not agreed by the Holders to be purchased by them, at a price and on payment terms no less favorable to the Corporation than those specified in such notice of offer to the Holders. However, if such third party sale or sales are not consummated within such 90-day period, the Corporation shall not sell such securities as shall not have been purchased within such period without again complying with this Section.

          (d) If the Holders in the aggregate elect to purchase more securities than they are entitled to purchase under subsection (a), each Holder shall purchase such securities (1) in the proportion that all electing Holders shall agree among themselves in writing, notice of which shall be given in writing to the Corporation not later than one business day before the issuance, sale and purchase is scheduled to be completed, or (2) failing such agreement in the proportion that the amount of securities that such Holder elects to purchase bears to the amount of securities elected to be purchased by all Holders.

     11. Definitions. As used herein, the following terms shall have the following meanings.

     "Affiliate" of any Person means any other Person that controls, is controlled by or is under common control with such Person.

     "Business Day" means any day on which the New York Stock Exchange is open for trading.

     "Common Stock" means the Common Stock, par value $0.01 per share, of the Corporation as constituted on the date hereof, except as otherwise provided in
Section 8 and in the definition of "Convertible Securities."

     "Conversion Shares" means shares of Common Stock received on conversion of the Series A Preferred Stock.

     "Conversion Price" is defined in Section 7(a).

     "Convertible Securities" means securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock (as defined in Section 8). The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other Convertible Securities.

     "Dividend Junior Stock" is defined in Section 5(a).

     "Exempt Issuance" means (a) the issuance of Common Stock upon the exercise, conversion or exchange of Convertible Securities, (b) the issuance of Common Stock or Convertible Securities in a bona fide underwritten public offering, registered under the Securities Act, (c) the issuance of Common Stock pursuant to any plan of the Corporation for the reinvestment of dividends on the same class of capital stock, (d) the issuance after the date hereof for compensation purposes of options to purchase up to 155,000 shares of Common Stock to
officers,   employees  or  directors  of,  or  bona  fide  consultants  to,  the
Corporation, (e) the issuance of Common Stock pursuant to Section 2.C of the Executive Stock Appreciation Rights and Non Qualified Stock Option Agreement, dated as of February 6, 1995, between the Corporation and Todd E. Siegel, as amended October 28, 2000, and (f) the issuance of Common Stock pursuant to
Section 3.c of, and Exhibit A to, the Employment Agreement, effective as of March 2, 2001, between the Corporation and Michael P. Conroy.

     "Fair Market Value" of property other than cash means (1) in the case of any security traded in the Nasdaq Stock Market, listed on a securities exchange or reported on the NASD OTC bulletin board, its Market Price, and (2) in all other cases, the fair market value of the property as determined in good faith by the Board of Directors of the Corporation, subject to the appraisal procedure described below. In connection with any transaction described herein that requires the determination of the Fair Market Value of property, the Corporation will notify the holders of the Series A Preferred Stock in writing of the terms of the transaction and of the amount determined by the Board of Directors to be the Fair Market Value of the property, including a description of the valuation method. If the holders of a majority of the Series A Preferred Stock believe that the Corporation's notice incorrectly states the Fair Market Value of the property, the holders of a majority of the Series A Preferred Stock may engage an independent appraisal firm selected by them (the "First Appraiser") to determine the Fair Market Value of the property. The report of the First
Appraiser shall be conclusive on the question of the Fair Market Value of the property unless, within 15 Business Days after its receipt of the report of the First Appraiser, the Corporation appoints an independent appraisal firm (the "Second Appraiser") and notifies the holders of Series A Preferred Stock of the identity of the Second Appraiser. If the reports of the First Appraiser and the Second Appraiser are within 10 percent of the lower of the two, report of the First Appraiser shall conclusively establish the Fair Market Value of the property. Otherwise, the First Appraiser and the Second Appraiser will jointly appoint a third appraiser reasonably satisfactory to the Corporation and the holders of a majority of the Series A Preferred Stock (the "Third Appraiser"). The report of the Third Appraiser shall be averaged with the report of the First Appraiser or the Second Appraiser, whichever shall be closer to that of the Third Appraiser, and the average shall conclusively establish the Fair Market Value of the property. Each appraiser will be instructed to complete its appraisal within 30 days after its appointment. The Corporation will permit all appraisers appointed hereunder to have reasonable access to its books and records, to its officers and employees, and to its accountants. The Corporation will pay the cost of the First Appraiser. If the adjustment based on the Fair Market Value as finally determined exceeds the adjustment based on the Fair Market Value stated in the Corporation's notice by more than 10 percent, the Corporation will pay the cost of the Second Appraiser; otherwise, the holders of Series A Preferred Stock will pay the cost of the Second Appraiser (in proportion to the number of shares held by each). The cost of the Third Appraiser will be paid half by the Corporation and half by the holders of Series A Preferred Stock (in proportion to the number of Warrants held by each).

     "Holder" or "holder" means a registered holder of Series A Preferred Stock.

     "Intercreditor Agreement" means the Subordination Agreement dated the date of the Purchase Agreement among LaSalle Business Credit, Inc., Eureka I, L.P., the Corporation, and MTS Packaging Systems, Inc., as in effect from time to time.

     "Liquidation Junior Stock" is defined in Section 4(a).

     "Liquidity Event" means (A) the sale, lease, abandonment, transfer or other disposition of all or substantially all the stock or assets of the Corporation, including by merger, consolidation or otherwise, (B) the dissolution, liquidation or winding up of the Corporation, (C) the occurrence of a Change of Control, or (D) a Qualified Public Offering.

     "Market Price" of a security on (or determined as of) any day means the average of the last reported sale prices of such security as reported by the Nasdaq Stock Market or, if such security is listed on a securities exchange, the average of the last reported sale prices of such security on such exchange, which shall be for consolidated trading if applicable to such exchange, or, if not so reported, or if no sale shall have occurred on a particular trading day, the last reported bid price of such security, in each case for the five trading days immediately before such day. If a security is publicly traded, but not in the Nasdaq Stock Market or on a securities exchange, its Market Price is the average of the last reported bid prices of such security on the NASD OTC bulletin board for the five trading days immediately before such day. If a security is not reported on the NASD OTC bulletin board, its Market Price is its Fair Market Value.

     "Notes" means the Corporation's 14% Senior Subordinated Notes issued pursuant to the Purchase Agreement.

     "Person" means an individual, corporation, partnership, limited liability company, trust or any other entity.

     "Purchase Agreement" means the Securities Purchase Agreement, dated the date of the first issuance of Series A Preferred Stock, between Eureka I, L.P. and the Corporation.

     "Qualified Public Offering" means the first issuance and sale after the date hereof by the Corporation, pursuant to a registration statement that becomes effective under the Securities Act, of securities (other than senior debt securities that are neither Convertible Securities nor issued as part of an offering that includes equity securities or Convertible Securities) for net proceeds to the Corporation of $15,000,000 or more.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

     "Series A Preferred Stock" is defined in Section 1.

     "Siegel Family" means (1) Todd E. Siegel, his siblings, the descendants of Todd E. Siegel and his siblings, and the spouses of any of the foregoing persons; and (2) any general or limited partnership (including Jade Partners), trust (including the Siegel Family Trust) or other entity, all of whose partners, beneficiaries or other owners are Persons described in clause (1).

     "Subsidiary" means (1) any partnership in which the Corporation or any Subsidiary is a general partner, (2) any Person in which the Corporation and its Subsidiaries collectively own a majority of the equity interests, and (3) any Person of which securities having a majority of the ordinary voting power in electing the board of directors or comparable body are, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

     "Voting Securities" means securities entitled in ordinary circumstances to vote generally in the election of directors of the Corporation.


     "Warrants" means the warrants to purchase common stock of the Corporation issued pursuant to the Purchase Agreement.

     "Wholly-Owned   Subsidiary"  means  any  Subsidiary,   all  of  the  equity
securities of which are owned by the Corporation or another Wholly-Owned Subsidiary.

     IN WITNESS WHEREOF, this Certificate has been executed as of the date specified below by the President of the Company indicated below:

Dated:  June _____, 2002


                                     MEDICAL TECHNOLOGY SYSTEMS, INC.


                                     By:________________________________
                                        Todd E. Siegel, President